Vellmer & Chang Chartered Accountants *

505 - 815 Hornby Street Vancouver, B.C, V6Z 2E6 Tel: 604-687-3776 Fax: 604-687-3778 E-mail: info@vellmerchang.com * denotes a firm of incorporated professionals
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August 1, 2007

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated August 1, 2007 of Global Energy, Inc. (File Ref. no.: 000-28025) (the "Company") and we are in agreement with the statements made in the first, second and third paragraphs on page 1 and 2 therein, but we have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Vellmer & Chang VELLMER & CHANG